Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-229003, 333-281392 and 333-283934) and on Form S-8 (Nos. 333-229601, 333-268736, and 333-289367) of Organogenesis Holdings Inc. of our reports dated February 26, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Organogenesis Holdings Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Organogenesis Holdings Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Boston, Massachusetts
February 26, 2026